Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Susan Kahn (investor)

(612) 761-6735

Cathy Wright (financial media)
(312) 781-2979

TARGET CORPORATION JUNE SALES UP 8.1 PERCENT

Sales from Continuing Operations Up 8.2 Percent

                MINNEAPOLIS, July 8, 2004 — Target Corporation today reported that its net retail sales for the five weeks ended July 3, 2004 increased 8.1 percent to $4.471 billion from $4.135 billion for the five-week period ended July 5, 2003. On this same basis, comparable-store sales increased 2.3 percent from fiscal June 2003. Total sales from continuing operations increased 8.2 percent to $4.228 billion, while comparable-store sales from continuing operations rose 2.0 percent from the same period a year ago.

“Sales for Target Corporation were well below plan for the month of June,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “Despite our lower-than-expected sales for the month, we remain comfortable that we are likely to achieve second quarter EPS in the range of 46 to 47 cents.”  Consistent with our previous guidance, this outlook reflects earnings from both continuing and discontinued operations, and excludes any transaction-related accounting that might occur during the quarter.

	Sales	Total Sales	Comparable Stores	% Change
	(millions)	% Change	This Year	Last Year
June
Target	$3,888	8.7	2.2	2.4
Mervyn’s	285	0.8	0.2	na
Other	55	11.6	na	na
Continuing Operations	4,228	8.2	2.0	na
Discontinued Operations	243	7.6	7.6	na
Total Corporation	4,471	8.1	2.3	0.8

Year-to-date
Target	$16,754	12.7	5.8	1.4
Mervyn’s	1,264	(1.4)	(2.0)	na
Other	221	16.5	na	na
Continuing Operations	18,239	11.6	5.2	na
Discontinued Operations	1,025	4.6	5.5	na
Total Corporation	19,264	11.2	5.2	0.3

                Target Corporation operates large, general merchandise discount stores, moderate-priced promotional department stores, and an on-line business called target.direct. At month-end, the company’s continuing operations included 1,505 stores in 47 states, comprised of 1,248 Target stores and 257 Mervyn’s stores. Discontinued operations include 62 Marshall Field’s stores and 9 Mervyn’s stores.

                Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company's 2003 Form 10-K.

                Comments regarding the company’s sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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